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                                                                   EXHIBIT 99.03

April 15, 2001

Environmental Power Corporation ("EPC") reported that for 2000, power generation revenues were $54,303,222 and net income was $1,826,808 (16 cents per share) as compared to power generation revenues of $48,268,311 and net income of $1,777,562 (16 cents per share) for 1999.

Our financial results for 2000 showed improvement over 1999. As is usually the case, EPC's net results during these periods were significantly effected by non-recurring items and readers are advised to review this Annual Report for a complete discussion of the net results. We are pleased to point out, however, that Scrubgrass operated at a 90.2% average capacity factor for 2000. This level of output is second only to 1996, which averaged a 90.6% annual capacity factor. EPC management continues to believe there is room to improve margins at Scrubgrass and we continue to put pressure on Scrubgrass management to operate the facility more efficiently.

Beyond the overall favorable operating results at Scrubgrass, the project successfully negotiated a replacement letter of credit in 2000, which secures the $135.6 million of tax exempt bonds through 2006. Scrubgrass management continues to work with project lenders toward some long-term changes in the project's working capital structure. While we do not believe Scrubgrass is dependent upon its working capital facility, a sufficient working capital facility certainly allows management to focus its resources on important business matters outside of cash flow management.

EPC management also succeeded in reaching a verbal settlement proposal for the Sunnyside litigation in December 2000, which was ultimately finalized in April 2001. Besides stopping the heavy drain on our resources, this settlement removes the cloud of possible liability from our company. As a result, EPC management is now able to focus on future possibilities for the company and lenders, investors or even potential purchasers can become comfortable that there are no hidden risks, albeit minimal, for catastrophic loss.

After many quarters of reporting that we saw little opportunity for organizations of our size in the independent power business, we are currently experiencing a reversal of that condition. As previously reported, EPC has been exploring its options for sale and it remains possible that an opportunity for sale on favorable terms might develop. Meanwhile, management is invigorated by the sudden awareness among regulators, investors, and power purchasers that the market for electricity has been unnaturally low and has not given enough value to energy production. As a result, in many vital areas of our country, there has been an insufficient investment in critical generating resources which, in turn, has caused a keen awareness of the value of end user protection from power shortages. A "distributed power" marketplace is quickly forming around the notion that an interruption to end users can be more costly to their own operations than the cost of some degree of energy self-sufficiency. Further, as part of this distributed power marketplace, a market for short term energy supply is also beginning to develop.
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EPC has begun serious efforts to identify development, merger and acquisition opportunities and to evaluate possibilities for attracting significant investment into the company in order to position us to take maximum advantage of the potential revitalization of the independent power industry. We have not yet committed to any new opportunities nor have we received any additional investment into EPC but we are working energetically towards exploration of those ends.

Sincerely,

/s/ Donald A. Livingston                              /s/ Joseph E. Cresci

Donald A. Livingston, President                       Joseph E. Cresci, Chairman